UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

LAKE SHORE BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Lake Shore Bancorp, Inc., which will be held on May 21, 2008 in The Bayside Ballroom of the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Shareholders are being asked to elect directors and to transact such other business as may properly come before the 2008 annual meeting. Your Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement further describe the business to be transacted at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Lake Shore Bancorp, and you will have an opportunity to ask questions.

Whether or not you are able to attend the meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. Please vote as soon as possible — this will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

Your Board of Directors and the employees of Lake Shore Bancorp are committed to its continued success and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely yours,

David C. Mancuso
President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (716) 366-4070.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 21, 2008

Time:	8:30 a.m., Eastern Time

Place:	The Bayside Ballroom of the Clarion Hotel
30 Lake Shore Drive East
Dunkirk, New York 14048

At the annual meeting, we will ask you to:

1.	Elect one Class Two director to serve for a two-year term expiring at the 2010 annual meeting of shareholders and three Class Three directors to serve for three-year terms expiring at the 2011 annual meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the following four candidates have been nominated by our Board of Directors:

Class Two Director:

• Paul J. Kolkmeyer (2010)

Class Three Directors:

• Reginald S. Corsi (2011)	• James P. Foley, DDS (2011)

• Daniel P. Reininga (2011)

2.	Transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed March 31, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Beverley J. Mulkin
Secretary

Dunkirk, New York

April 18, 2008

LAKE SHORE BANCORP, INC.

125 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2008

INFORMATION ABOUT THE ANNUAL MEETING

General

The Board of Directors of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp,” “we,” “us” or “our”) is using this proxy statement and accompanying proxy card to solicit proxies from the holders of Lake Shore Bancorp’s issued and outstanding common stock, par value $.01 per share, as of the close of business on March 31, 2008, for use at the upcoming annual meeting of shareholders and at any adjournment or postponement thereof. The annual meeting will be held on May 21, 2008 in The Bayside Ballroom at the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 18, 2008.

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, was formed in April 2006 in connection with the reorganization of Lake Shore Savings and Loan Association into the federal mutual holding company form of organization. In connection with the reorganization, Lake Shore Savings and Loan Association changed its name to Lake Shore Savings Bank (“Lake Shore Savings”). We own all of the outstanding common stock of Lake Shore Savings and direct, plan and coordinate Lake Shore Savings’ business activities. We sold 2,975,625 shares, or 45%, of our common stock to the public as part of the reorganization. The remaining 3,636,875 shares, or 55%, were issued to Lake Shore, MHC, a federal mutual holding company. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

As more fully described later in this proxy statement, at the annual meeting we will ask you to elect directors and transact such other business as may properly come before the 2008 annual meeting or at any adjournment or postponement thereof.

Who Can Vote

Our Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the annual meeting. On March 31, 2008, there were 6,612,500 shares of our common stock issued, 6,393,771 shares outstanding and 3,636,875 of those shares, or 56.9% of our outstanding shares, are owned by Lake Shore, MHC.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. Because Lake Shore, MHC owns greater than a majority of our outstanding shares of common stock, representation of Lake Shore, MHC at the annual meeting will constitute a quorum. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

How Many Votes You Have

Each holder of shares of common stock outstanding on March 31, 2008 will be entitled to one vote for each share held of record at the annual meeting. The number of shares you own and may vote is listed at the top of the back of the proxy card.

How To Vote

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. All properly executed proxies we receive prior to the annual meeting will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the proposals identified in the Notice of the Annual Meeting of Shareholders.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting.

If any other matter is presented at the annual meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of our Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote by Lake Shore, MHC

As of March 31, 2008, Lake Shore, MHC owned 56.9% of the outstanding shares of our common stock. Those shares will be voted in accordance with the instructions of Lake Shore, MHC’s Board of Directors. Lake Shore, MHC is expected to vote FOR the election of each of the nominees for director.

Vote Required for Election of Directors

The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, the election of directors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” With respect to the election of directors, a broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

Revocability of Proxies

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending the annual meeting and voting in person, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

The expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and accompanying material, will be borne by us. Regular employees of Lake Shore Bancorp and Lake Shore Savings may solicit proxies in person, by mail, or by telephone, but no employee will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Principal Shareholders

Based on filings made with the Securities and Exchange Commission under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 31, 2008, the only persons known by us to be beneficial owners of more than 5% of our common stock are set forth in the following table. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 31, 2008. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock, $.01 par value	Lake Shore, MHC 125 East Fourth Street Dunkirk, NY 14048	3,636,875(1)	56.9%

Common Stock, $.01 par value	PL Capital Group 20 E. Jefferson Avenue, Suite 22 Naperville, IL 60540	390,804(2)	6.1%

(1)	Based on information reported by Lake Shore, MHC in a Schedule 13D filing with the Securities and Exchange Commission on April 13, 2006.
(2)	Based on information reported by PL Capital Group in a Schedule 13D/A filing with the Securities and Exchange Commission on December 28, 2007. Total amount of beneficial ownership includes shares beneficially owned by each of Financial Edge Fund, L.P.; Financial Edge – Strategic Fund, L.P.; PL Capital, LLC; PL Capital Advisors, LLC; Goodbody/PL Capital, L.P.; Goodbody/PL Capital, LLC; John W. Palmer and Richard J. Lashley as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC; John W. Palmer; Richard J. Lashley; and Dr. Robin Lashley.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each of our directors and director nominees, each of our “named executive officers” identified in the Summary Compensation Table that appears later in this proxy statement, and all of our directors, director nominees and executive officers as a group as of March 31, 2008. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Owned		Percent of Class(1)
Sharon E. Brautigam, Director	4,523	(2)	*

Michael E. Brunecz, Chairman	16,816	(3)	*

Reginald S. Corsi, Former Executive Vice President, Former Chief Operations Officer and nominee for Director	16,900	(4)	*

James P. Foley, DDS, Director	7,461	(5)	*

Rachel A. Foley, Chief Financial Officer	6,650	(6)	*

Paul J. Kolkmeyer, Director	50,000		*

David C. Mancuso, President, Chief Executive Officer and Director	39,850	(7)	*

Thomas E. Reed, Director	10,058	(8)	*

Daniel P. Reininga, Vice Chairman	30,951	(9)	*

Gary W. Winger, Director	10,058	(10)	*

Nancy L. Yocum, Director	10,558	(11)	*

All directors, director nominees and named executive officers as a group (12 persons)	426,105	(12)	6.7%

*	Less than 1.00% of common stock outstanding.
(1)	Percentages with respect to each person or group of persons have been calculated on the basis of 6,393,771 shares of common stock, the total number of shares of common stock outstanding as of March 31, 2008.
(2)	Includes 3,094 shares of unvested restricted stock.
(3)	Includes 5,161 shares held in Mr. Brunecz’s individual retirement account, 3,054 shares held by Mr. Brunecz’s spouse and 4,761 shares of unvested restricted stock.
(4)	Mr. Corsi resigned from his position as Chief Operations Officer and Executive Vice President as of March 18, 2008 and is a director nominee. Includes 5,000 shares held in Mr. Corsi’s individual retirement account and 9,520 shares of unvested restricted stock.
(5)	Includes 3,809 shares of unvested restricted stock. Includes 200 shares of common stock jointly held with Ms. Foley.
(6)	Includes 4,760 shares of unvested restricted stock. Includes 200 shares of common stock jointly held with Dr. Foley.
(7)	Includes 10,000 shares held in Mr. Mancuso’s individual retirement account and 23,800 shares of unvested restricted stock.
(8)	Mr. Reed will resign from the Board of Directors effective May 21, 2008. Includes 1,000 shares held by Mr. Reed’s spouse and 4,046 shares of unvested restricted stock.

(9)	Includes 15,000 shares held by trust, 900 shares held by Mr. Reininga’s spouse, 3,100 shares held by children of Mr. Reininga, 6,000 held by G.H. Graf Realty Corporation, Inc. and 4,761 shares of unvested restricted stock.
(10)	Includes 1,600 shares held in Mr. Winger’s individual retirement account and 4,046 shares of unvested restricted stock.
(11)	Includes 500 shares held by Ms. Yocum’s spouse and 4,046 shares of unvested restricted stock.
(12)	The amount of shares for all directors and executive officers as a group includes 222,180 shares held by the Lake Shore Bancorp, Inc. Employee Stock Ownership Plan Trust that have not been allocated to eligible participants as of March 31, 2008, over which the Compensation Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of March 31, 2008, 15,870 shares were allocated to participants pursuant to the Employee Stock Ownership Plan.

PROPOSAL: ELECTION OF DIRECTORS

Our charter provides that we must have between five and 15 directors. Following the Board’s approval of an amendment to our Amended and Restated Bylaws, the size of our Board of Directors was increased from eight to nine members. The Board is divided into three classes, as nearly equal in number as possible. Our directors serve staggered three-year terms such that only one class (approximately one-third of the directors) is elected each year. However, following the increase in the size of our Board to nine directors, the Board elected Paul J. Kolkmeyer to the Board to fill the vacancy until the annual meeting. As a result, Mr. Kolkmeyer as well as the Class Three directors named below are up for election at the annual meeting. As previously reported, Thomas E. Reed will be resigning from Class Three of the Board of Directors effective May 21, 2008 and as a result, Reginald S. Corsi has been nominated for election as a Class Three director.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the four individuals listed in the table below for election as directors at the annual meeting. If you elect the nominees, they will hold office for the term set forth opposite their names or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.

Name	Age(1)	Term Expires	Class	Position(s) Held With Lake Shore Bancorp	Director Since(2)
Reginald S. Corsi(3)	66	2011	Three	Former Chief Operations Officer and Former Executive Vice President	N/A

James P. Foley DDS	70	2011	Three	Director	1983

Paul J. Kolkmeyer	55	2010	Two	Director	2008

Daniel P. Reininga	49	2011	Three	Vice Chairman of the Board	1994

(1)	As of March 31, 2008.
(2)	Includes service as a director of Lake Shore Savings and Loan Association.
(3)	Mr. Corsi resigned from his position as Chief Operations Officer and Executive Vice President effective March 18, 2008.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board of Directors does not involve itself in our day-to-day operations; our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors and its committees, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to us. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisors.

Business Experience of Directors

The principal occupation and business experience for the last five years of each director and director nominee is set forth below. All directors have held their current positions for five years unless otherwise indicated. As indicated previously, Thomas E. Reed is resigning from the Board of Directors effective May 21, 2008 and therefore is not included in the table below.

Name	Age*	Description
Sharon E. Brautigam	51	Ms. Brautigam has served as a director since 2004, and her current term will expire at the 2010 annual meeting. She is a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York where her practice is concentrated in real estate transactions, estates, trusts and elder law. Ms. Brautigam’s uncle, Michael E. Brunecz, is Chairman of the Board of Lake Shore Bancorp and Lake Shore Savings.

Michael E. Brunecz	70	Mr. Brunecz is the Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. Mr. Brunecz has served as a director since 1984, and his current term will expire at the 2010 annual meeting. Mr. Brunecz is the President of Office Concepts, Inc. in Dunkirk, New York, a company involved in the retailing and wholesaling of office furniture. Mr. Brunecz is Chairman of Lake Shore Bancorp’s Executive Committee and a member of the Audit Committee and the Compensation Committee. His niece, Sharon E. Brautigam, is a director of Lake Shore Bancorp and Lake Shore Savings.

Name	Age*	Description
Reginald S. Corsi	66	Mr. Corsi was the Executive Vice President and Chief Operations Officer of Lake Shore Bancorp and Lake Shore Savings until March 18, 2008. Mr. Corsi is nominated to serve as a director for a term expiring at the 2011 annual meeting. Mr. Corsi also was the Executive Vice President of Lake Shore Savings from 1994 to 2008. Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

James P. Foley DDS	70	Dr. Foley has served as a director since 1983. Dr. Foley is nominated to serve as a director for a term expiring at the 2011 annual meeting. Dr. Foley is a dentist in private practice in Dunkirk, New York. He is a retired commander of the U.S. Naval Reserve. Dr. Foley’s daughter, Rachel A. Foley, is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings.

Paul J. Kolkmeyer	55	Mr. Kolkmeyer was elected to the Board of Directors in March 2008. He is nominated to serve as a director for a term expiring at the 2010 annual meeting. Mr. Kolkmeyer is the President and Chief Executive Officer of Priam Enterprises, LLC, which is primarily a residential real estate investment company which purchases, rehabilitates and manages residential apartments. Mr. Kolkmeyer was the former President and Chief Executive Officer of First Niagara Financial Group and its wholly owned subsidiary, First Niagara Bank from December 2003 until December 2006. He previously held multiple senior level management positions at First Niagara Financial Group, including Chief Banking Officer, Chief Financial Officer and Chief Operating Officer.

David C. Mancuso	62	Mr. Mancuso is the President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings. He has been employed in various positions by Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. He has also served on the Board of Directors since 1998, and his current term will expire at the 2009 annual meeting. Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Daniel P. Reininga	49	Mr. Reininga is Vice Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. He has served on the board since 1994, and he is nominated to serve as a director for a term expiring at the 2011 annual meeting. Mr. Reininga is the President of G.H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York.

Name	Age*	Description
Gary W. Winger	63	Mr. Winger has served as a director since 1997, and his current term will expire at the 2009 annual meeting. Mr. Winger has been a principal of Compass Consulting, Inc. in Auburn and Jamestown, New York and Venice, Florida, a firm that provides consulting services in the area of higher education, since July 2002. From 1975 until June 2002, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York.

Nancy L. Yocum	61	Ms. Yocum has served as a director since 1995, and her current term will expire at the 2009 annual meeting. Ms. Yocum is a practicing certified public accountant. She is a partner in the firm of Brumfield & Associates in Fredonia, New York where her practice is concentrated in estates and trusts.

*	As of March 31, 2008

Meetings of the Board of Directors

The Board of Directors held a total of 12 regular meetings during 2007. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

It is our policy that all directors and director nominees should attend the annual meeting of shareholders.

COMPENSATION OF DIRECTORS

Director Compensation

Meeting Fees. We pay a fee to each of the non-employee directors for attendance at each Board of Directors meeting. In 2007, directors received $975 for each Board of Directors meeting attended in person and half of that amount for each Board of Directors meeting attended telephonically. The director meeting fee was increased to $1,115 for 2008. Directors also receive fees for membership on the Board’s committees. The chairman of the Executive Committee receives an annual retainer of $23,000 and its vice chairman receives an annual retainer of $7,500. All other non-employee members of the Executive Committee receive annual retainers of $5,000. The chairperson of the Audit Committee receives an annual retainer of $5,000. The chairpersons of the other committees receive annual retainers of $4,000 and their other members receive annual retainers of $2,500. Members of the Board of Directors who are also employees do not receive directors’ fees.

Supplemental Benefit Plan for Non-Employee Directors. Lake Shore Savings entered into separate supplemental benefit plans in 1999 and 2001 with each of its current non-employee directors except for Ms. Brautigam. Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 70 equal to $18,105 per year based upon 21 years of service as a director to Lake Shore Savings (or an earlier retirement age if 21 years of service is attained prior to age 70) with the annual benefit payable reduced proportionately for each year of service as a director less than 21 years attained at age 70. Under the 2001 plan, each participant is guaranteed monthly payments over a period of 15 years commencing at age 72 equal to $12,000 per year based upon 21 years of service to Lake Shore Savings with the annual benefit payable reduced proportionately for each year of service less than twenty-one years attained at age 72.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the existing supplemental benefit plans entered into in 2001 with each of its current non-employee directors, except for Ms. Brautigam, and entered into a new supplemental benefits plan with Ms. Brautigam (collectively, the “2007 Director SERPs”). Under the 2007 Director SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the director’s average final pay (computed over the three years prior to termination of service) multiplied by the director’s years of service to a maximum of 40% of final average pay (projected as of December 31, 2006) payable over a period of fifteen years commencing at age 72, with the annual benefit payable reduced for termination of service prior to age 72; provided, however, that a director may elect in calendar year 2007 to retire in 2008 and receive a benefit computed as if the director has served for an additional two years. In addition, in the event of a change of control, the director is treated as having attained age 72 for purposes of benefit payments.

Stock Option and Recognition and Retention Plan. Our directors are eligible to participate in the Lake Shore Bancorp, Inc. 2006 Stock Option Plan and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan. These benefit plans are discussed under “Executive Officer Compensation—2006 Stock Option Plan” and “—2006 Recognition and Retention Plan” below.

Non-employee directors are granted awards under the 2006 Stock Option Plan and the 2006 Recognition and Retention Plan for the purpose of aligning non-employee directors’ interests with shareholder interests and to aid in the retention of such directors. The allocation of awards to non-employee directors is made based on the director’s responsibilities and years of service at the time of grant. Directors who hold the title of chairman or vice-chairman, or who were a committee chairman, receive a greater allocation of awards than those who did not hold such positions.

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Sharon E. Brautigam, Director	$17,203	$7,889	$4,759	$2,156	$503	$32,510
Michael E. Brunecz, Chairman	$35,474	$12,133	$7,322	$34,538	$774	$90,241
James P. Foley, DDS, Director	$14,956	$9,706	$5,861	$22,610	$619	$53,752
Thomas E. Reed, Director	$21,420	$10,316	$6,227	$65,275	$658	$103,896
Daniel P. Reininga, Vice Chairman	$23,974	$12,133	$7,322	$11,789	$774	$55,992
Gary W. Winger, Director	$21,357	$10,316	$6,227	$13,980	$658	$52,538
Nancy L. Yocum, Director	$21,870	$10,316	$6,227	$12,300	$658	$51,371

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Lake Shore Bancorp granted to the non-employee director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock. As of December 31, 2007, the following restricted stock awards were vested for each director: Ms. Brautigam - 744 shares, Messrs. Brunecz and Reininga - 1,191 shares, Messrs. Reed, Winger and Ms. Yocum - 1,012 shares, and Dr. Foley - 953 shares. Unvested restricted stock awards as of December 31, 2007 for each director are as follows: Ms. Brautigam - 3,094 shares, Messrs. Brunecz and Reininga - 4,761 shares, Messrs. Reed, Winger and Ms. Yocum - 4,046 shares, and Dr. Foley - 3,809 shares.

(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Lake Shore Bancorp common stock outstanding to the non-employee director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K. As of December 31, 2007, the following stock options were exercisable for each director: Ms. Brautigam - 1,644 shares, Messrs. Brunecz and Reininga - 2,529 shares, Messrs. Reed, Winger and Ms. Yocum - 2,150 shares, and Dr. Foley - 2,023 shares. Unvested stock options as of December 31, 2007 for each director are as follows: Ms. Brautigam - 6,576 shares, Messrs. Brunecz and Reininga - 10,117 shares, Messrs. Reed, Winger and Ms. Yocum - 8,599 shares, and Dr. Foley - 8,094 shares.
(4)	Includes for each individual the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each non-qualified defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.
(5)	Includes dividends paid on unallocated shares of stock awarded to the director as part of the 2006 Recognition and Retention Plan. As the dividends are paid on unallocated shares, the payment is treated as compensation to the non-employee director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

General

Our executive officers serve at the discretion of the Board of Directors. However, one of our executive officers, our President and Chief Executive Officer, does have an employment agreement, as further described under the heading “Employment Agreements” elsewhere in this proxy statement. The name, age, length of service and principal occupation of each of our executive officers is set forth in the table below.

Name	Age(1)	With Lake Shore Since(2)	Position(s) Held With Lake Shore Bancorp
Reginald S. Corsi	66	1994	Former Executive Vice President and Former Chief Operations Officer

Rachel A. Foley	39	1999	Chief Financial Officer

David C. Mancuso	62	1965	President, Chief Executive Officer and Director

Beverley J. Mulkin	66	1961	Secretary and Treasurer

(1)	As of March 31, 2008.
(2)	Includes service with Lake Shore Savings and Loan Association.

Business Experience of Executive Officers

The principal occupation and business experience for the last five years of each of our executive officers is set forth below. All executive officers have held their current positions for five years unless otherwise indicated.

Reginald S. Corsi was the Executive Vice President and Chief Operations Officer of Lake Shore Bancorp and Lake Shore Savings until March 18, 2008. He also was the Executive Vice President of Lake Shore Savings from 1994 to 2008. He is nominated to serve as a director for a term expiring at the 2011 annual meeting. Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

Rachel A. Foley is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings. She was appointed Chief Financial Officer of Lake Shore Savings in March 2006 after serving as the Controller since March 1999. Prior to joining Lake Shore Savings, Ms. Foley was a Financial Audit Supervisor in the Internal Audit department of M&T Bank. Ms. Foley’s father, Dr. James P. Foley, is a director of Lake Shore Bancorp and Lake Shore Savings.

David C. Mancuso is the President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings. Mr. Mancuso has been employed in various positions by Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Beverley J. Mulkin is the Secretary/Treasurer of Lake Shore Bancorp. She has also been the Secretary of Lake Shore Savings since 1984 and its Treasurer since 2002.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. We have also adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as a Code of Conduct and Ethics, in order to implement these rules and standards. The committee charters, Corporate Governance Guidelines and the Code of Conduct and Ethics are available at our website, www.lakeshoresavings.com. The information set forth on our website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Board of Directors Independence

The Board of Directors is comprised of a majority of directors who qualify as independent according to Nasdaq Stock Market listing standards. Based upon the term “independent” as defined by Nasdaq Stock Market listing standards, the Board of Directors has determined that the following directors and director nominees are independent: Sharon E. Brautigam, Michael E. Brunecz, Paul J. Kolkmeyer, Daniel P. Reininga, Gary W. Winger, Thomas E. Reed and Nancy L. Yocum. All members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under Nasdaq Stock Market listing standards.

Annually, the Board of Directors reviews the relationships that each director has with us and our affiliates as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are considered independent.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that is applicable to all officers, directors and employees of Lake Shore Bancorp and its affiliates, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Conduct and Ethics is available at our website, www.lakeshoresavings.com. The information set forth on our website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Committees of the Board of Directors

Our Board of Directors has established the following committees.

Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent registered public accounting firm, and reports any substantive issues found during the audit to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

Directors Brunecz, Reed and Yocum currently serve on the Audit Committee, with Ms. Yocum serving as its chairperson. All members of the Audit Committee are independent directors as defined under Nasdaq Stock Market listing standards and meet the other requirements for audit committee members under those standards. Our Board of Directors has determined that Ms. Yocum qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during 2007. Following Mr. Reed’s resignation from the Board of Directors, the Audit Committee will be comprised of Directors Yocum, Reininga and Kolkmeyer.

Compensation Committee. The Compensation Committee assesses the structure of our management team and our overall performance. It oversees executive compensation by approving salary increases and reviewing general personnel matters such as staff performance evaluations. The Compensation Committee annually reviews, and makes recommendations to the Board of Directors with respect to, the compensation of directors, officers and other key executives. It is also responsible for approving, evaluating and administering our compensation plans, policies and programs.

Directors Brautigam, Brunecz and Winger currently serve on the Compensation Committee, with Mr. Winger serving as its chairman. All members of the Compensation Committee are independent directors as defined under Nasdaq Stock Market listing standards. The Compensation Committee met eight times during 2007. Following Mr. Reed’s resignation from the Board of Directors, the Compensation Committee will be comprised of Directors Winger, Kolkmeyer and Brunecz.

Executive Committee. The Executive Committee of the Board of Directors exercises the powers of the Board of Directors in between Board meetings. Directors Brunecz, Mancuso, Reininga, Reed and Yocum currently serve on the committee, with Mr. Brunecz serving as its chairman and Mr. Reininga serving as its vice chairman. The Executive Committee met eleven times during 2007. Following Mr. Reed’s resignation from the Board of Directors, the Executive Committee will be comprised of Directors Brunecz, Mancuso, Reininga, Yocum and Winger.

Asset Liability Committee. The Asset Liability Committee of the Board of Directors is responsible for overseeing the asset/liability management process, including its execution and adherence to defined polices and procedures. The committee is also responsible for monitoring the activity of its financial advisor, which is responsible for recommending certain investments and providing investment advice to the committee. Directors Reininga, Foley, and Winger currently serve on the committee, with Mr. Reininga serving as its chairman. The Asset Liability Committee met six times during 2007. Following Mr. Reed’s resignation from the Board of Directors, the Asset/Liability Committee will be comprised of Directors Reininga, Foley and Corsi.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends the nomination of directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee considers recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in Lake Shore Bancorp’s bylaws and applies the same criteria to all persons being considered. The Nominating and Corporate Governance Committee also assists the Board of Directors in monitoring a process to assess Board of Directors effectiveness and in developing and implementing our corporate governance guidelines and it reviews and approves all transactions with affiliated parties.

Directors Brautigam, Reed and Winger currently serve on the Nominating and Corporate Governance Committee, with Mr. Reed serving as its chairman. All members of the Nominating and Corporate Governance Committee are independent directors as defined under Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee met six times during 2007. Following Mr. Reed’s resignation from the Board of Directors, the Nominating and Corporate Governance Committee will be comprised of Directors Brautigam, Winger and Yocum, with Ms. Brautigam serving as its chairman.

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders in accordance with our amended and restated bylaws. Pursuant to the amended and restated bylaws, any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to the secretary of Lake Shore Bancorp may recommend or nominate a director candidate for consideration by the committee. To be timely, a shareholder’s notice must be delivered to or received by the secretary at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written nomination may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting. For additional information about our director nomination requirements, please see our amended and restated bylaws.

It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board. The committee evaluates candidates for their character, judgment, business experience and acumen. Shareholder nominees are analyzed by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the committee. We do not pay a fee to any third party to identify or evaluate nominees. Each of the director nominees were nominated by the non-management, independent directors that comprise the Nominating and Corporate Governance Committee. As of April 18, 2008, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in connection with the annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the executive officers of Lake Shore Bancorp served as a member of another entity’s Board of Directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Lake Shore Bancorp. There are no interlocking relationships between Lake Shore Bancorp and other entities that might affect the determination of the compensation of our executive officers.

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors, our independent directors as a group, or an individual director by contacting Katherine A. Kaus, Investor Relations, Lake Shore Bancorp, Inc., 125 East Fourth Street, Dunkirk, New York 14048. All comments will be forwarded directly to the Board of Directors, the independent directors as a group, or the individual director, as applicable.

EXECUTIVE OFFICER COMPENSATION

Effective as of February 4, 2008, the Securities & Exchange Commission adopted new executive compensation reporting requirements for smaller companies. These requirements permit less comprehensive disclosure in this year's proxy statement compared to last year’s disclosure of executive compensation. The discussion provided below reflects the new requirements. For further information regarding our philosophy of compensation, please consult the Executive Compensation Philosophy and Structure document, available in the Investor Relations—Governance Documents section of our website at www.lakeshoresavings.com.

Summary Compensation Table

The table below sets forth for 2007 the compensation of the Chief Executive Officer and Lake Shore Bancorp’s two other most highly compensated officers (the “Named Executive Officers”).

Name and Principal Position(s)	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
David C. Mancuso President & Chief Executive Officer	2007	$232,700	—	$60,617	$36,623	$43,710	$323,841	$43,998	$741,489
	2006	$213,547	—	$7,806	$3,243	$36,480	$166,488	$39,686	$467,250

Rachel A. Foley Chief Financial Officer(7)	2007	$106,000	—	$12,121	$9,888	$13,269	$5,713	$16,286	$163,277
	2006	$81,961	—	$1,564	$1,275	$12,847	$3,666	$13,708	$115,021

Reginald S. Corsi Former Executive Vice President and Former Chief Operations Officer (8)	2007	$150,000	—	$24,242	$9,888	$20,937	$1,332	$24,118	$230,517
	2006	$141,500	—	$3,128	$1,275	$17,318	$55,955	$25,349	$244,525

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Lake Shore Bancorp granted to the Named Executive Officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”
(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Lake Shore Bancorp common stock outstanding to the Named Executive Officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K.
(4)

Represents the annual bonus paid for each Named Executive Officer as per the Short-term Incentive Plan. The payment amounts vest on December 31, 2007. For Messrs. Mancuso and Corsi, the bonuses were paid based on achieving target ratios. The target ratio that must be achieved and the related weight ranking used to calculate the bonus for each goal are as follows: return on assets (40%), return on equity (20%), net interest margin (10%), efficiency ratio (15%) and corporate goals (15%). Mr. Mancuso received 18.8% of his base salary for achieving the target ratios, and Mr. Corsi received 14.0% of his base salary. Ms. Foley’s bonus was also paid on achievement of target ratios. The target ratios that she had to achieve, and the related weight rankings used to calculate the bonus were as follows: return on assets (20%), return on equity (15%), net interest margin (10%), efficiency ratio (15%), corporate goals (15%), and individual department goals (25%). Ms. Foley received 12.5% of her base salary.

(5)	Includes for each Named Executive Officer the increase (if any) for the fiscal year in the present value of the individual‘s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual‘s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.
(6)	The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each Named Executive Officer includes: (i) 401(k) contributions as follows for 2007: Mr. Mancuso - $29,341, Ms. Foley - $12,954 and Mr. Corsi - $18,238, and for 2006: Mr. Mancuso - $27,980, Ms. Foley - $10,102, and Mr. Corsi - $17,819; (ii) ESOP allocations as follows for 2007: Mr. Mancuso - $6,093, Ms. Foley - $2,472, and Mr. Corsi - $4,315 and for 2006: Mr. Mancuso - $8,889, Ms. Foley - $3,606, and Mr. Corsi - $6,295; (iii) tax reimbursement payments related to supplemental executive retirement plans as follows: Mr. Mancuso - $4,696, Ms. Foley - $83, and Mr. Corsi - $18 and in 2006: Mr. Mancuso - $2,907 and Mr. Corsi - $1,235; and dividend payments on unvested restricted stock awards as follows for 2007: Mr. Mancuso - $3,868, Ms. Foley - $774, and Mr. Corsi - $1,547. In addition, we provide certain non-cash perquisites and personal benefits to each Named Executive Officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.
(7)	Ms. Foley was appointed Chief Financial Officer of Lake Shore Bancorp effective March 20, 2006.
(8)	Mr. Corsi resigned from his position as Chief Operating Officer and Executive Vice President effective March 18, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock awards and stock options outstanding at December 31, 2007.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David C. Mancuso	12,647	50,585	$11.50	11/14/2016	23,800	$204,918

Rachel A. Foley	3,415	13,658	$11.50	11/14/2016	4,760	$40,984

Reginald S. Corsi	3,415	13,658	$11.50	11/14/2016	9,520	$81,967

(1)	All reported awards were 20% vested on December 31, 2007 and will become 20% vested each December 31st thereafter with full vesting on December 31, 2011. Awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Recognition and Retention Plan or the 2006 Stock Option Plan, as applicable), all unvested awards will become 100% vested.
(2)	Market value is calculated on the basis of $8.61 per share, which was the closing sales price for our common stock on the Nasdaq Stock Market on December 31, 2007.

Compensation Plans

Short-term Incentive Plan. Lake Shore Bancorp provides performance-based bonuses to its Named Executive Officers pursuant to the Short-term Incentive Plan, which is designed to link awards to our strategic and operating objectives. The goal of the plan is to have long-term viability and to be attractive to new hires and help retain current employees. The plan measures business plan goals and objectives and clearly defines these prior to the calendar year for which the plan is in effect. For purposes of the annual bonus, each Named Executive Officer is evaluated on several corporate performance measures which are established at the beginning of the year and relate to strategic business objectives for the ensuing year. The Chief Financial Officer is also evaluated on individual performance measures that take into account her individual responsibilities, in addition to the corporate performance measures. The individual performance measures are recommended to the Compensation Committee by the Chief Executive Officer. The specific targets and vesting schedules are discussed under footnote 4 of the Summary Compensation Table.

Supplemental Employee Retirement Plans. Lake Shore Savings entered into separate supplemental benefit plans in 1999 and 2001 with certain officers. Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 63, with the annual benefit payable reduced proportionately in the event the executive terminates or retires early. The annual compensation amount to be received when the applicable Named Executive Officer reaches the age of 63 is $87,097 for Mr. Mancuso and $19,644 for Mr. Corsi. Ms. Foley is not a plan participant.

Under the 2001 plan, each participant is guaranteed monthly payments over a period of 15 years commencing at age 65 with the annual benefit payable reduced proportionately if the executive terminates or retires his services prior to that age. If the Named Executive Officers remain in service until reaching age 65, the annual payment under this plan would be $55,000 for Mr. Mancuso, $24,000 for Mr. Corsi and $43,000 for Ms. Foley. Ms. Foley will not be vested in the plan until October 1, 2011.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the existing supplemental benefit plans entered into in 2001 with each of its participants and entered into a new supplemental benefits plan (collectively, the “2007 Executive SERPs”). Under the 2007 Executive SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the executive’s average final pay (computed over the three years prior to termination of service) multiplied by the executive’s years of service to a maximum percentage of final average pay (projected as of December 31, 2006) as follows:

•	35% for Mr. Mancuso;

•	31% for Mr. Corsi; and

•	40% for Ms. Foley.

The benefit amount is payable over a period of fifteen years commencing at age 65, with the annual benefit payable reduced for termination of service prior to age 65. In addition, in the event of a change of control, the Named Executive Officer is treated as having attained age 65 for purposes of benefit payments. Under this plan, if the Named Executive Officer reaches age 65, the annual payment under the plan would be $84,000 for Mr. Mancuso, $25,000 for Mr. Corsi, and $84,000 for Ms. Foley.

Employee Stock Ownership Plans. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service to Lake Shore Savings and have attained age 21. Lake Shore Bancorp has loaned the Employee Stock Ownership Plan Trust sufficient funds to purchase a number of shares equal to 8% of the shares sold in Lake Shore Bancorp’s stock offering to persons other than Lake Shore, MHC, or 238,050 shares. These shares were purchased in the open market following completion of the offering at prevailing market prices.

Although contributions to the plan are discretionary, Lake Shore Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Lake Shore Bancorp. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2006 through 2035. Although the repayment period of the loan is scheduled over a 30-year term, we anticipate that we may prepay a portion of the principal which would trigger the release of additional shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

401(k) Defined Contribution Plan. The Lake Shore Savings tax-qualified 401(k) defined contribution plan is maintained for employees who have attained age 21 and have at least three months of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections up to 75% of annual compensation, subject to limitations of the Internal Revenue Code. Lake Shore Savings also makes a discretionary contribution to the plan on behalf of eligible employees who have attained age 21 and have at least one year of service.

2006 Stock Option Plan. The Lake Shore Bancorp, Inc. 2006 Stock Option Plan provides for the grant, to certain officers, employees and outside directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee, of options to purchase common stock of Lake Shore Bancorp at a stated price during a specified period or term. The administrative committee for the plan selects who will receive stock option grants. Any employee of Lake Shore Bancorp or any affiliate approved by the committee may be selected to receive option grants. The administrative committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions: (1) it may not grant options to purchase more than 74,390 shares to any one employee; (2) it may not grant options to purchase more than 14,878 shares to any one non-employee director or options to purchase more than 89,268 shares of Lake Shore Bancorp’s common stock to all outside directors in the aggregate; (3) it may not grant a stock option with a purchase price that is less than the fair market value of a share of Lake Shore Bancorp’s common stock on the date it grants the stock option; (4) it may not grant a stock option with a term that is longer than ten years; and (5) it may not grant options that become exercisable more rapidly than at the rate of 20% per year measured from the date of the grant, with acceleration permitted only in case of death, disability or change of control, unless (a) the plan is amended on or after April 4, 2007 to provide the committee with the ability to set different vesting schedules; and (b) such amendment is approved by shareholders.

Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Lake Shore Bancorp already owned by the option holder, shares to be acquired by the option holder upon exercise of the option or such other consideration as the administrative committee authorizes. If the option is not exercised during its term, it will expire.

2006 Recognition and Retention Plan. The Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee. These restricted stock awards constitute a right to receive a certain number of shares of common stock of Lake Shore Bancorp upon the award holder’s satisfaction of certain requirements such as continued service until vesting, with accelerated vesting upon death, disability, or change in control. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the restricted stock award will not vest. Instead, the award will be forfeited and canceled.

As required by the terms of the Recognition and Retention Plan, Lake Shore Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust is not authorized to purchase more than 119,025 shares of common stock of Lake Shore Bancorp and cannot purchase more than this number.

Employment Agreements. Lake Shore Bancorp and Lake Shore Savings have entered into parallel employment agreements with David C. Mancuso to secure his services as President and Chief Executive Officer. These employment agreements were amended and restated effective as of April 2, 2008. The employment agreements have a fixed term of three years and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $255,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements will also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Lake Shore Bancorp and Lake Shore Savings may terminate Mr. Mancuso’s employment, and Mr. Mancuso may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe Mr. Mancuso severance benefits generally equal to the value of the cash compensation and fringe benefits that he would have received if Mr. Mancuso had continued working for the remaining unexpired term of the employment agreements. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office or membership on the Board of Directors;

•	material reduction in duties, functions, compensation or responsibilities;

•

involuntary relocation of the executive’s principal place of employment to a location over 100 miles in distance from Lake Shore Savings’ principal office in Dunkirk, New York and over 100 miles from the executive’s principal residence; or

•	any other material breach of contract by Lake Shore Bancorp and Lake Shore Savings which is not cured within 30 days.

The employment agreements also provide uninsured death and disability benefits and provide that any severance payable after a change of control will be computed as if the remaining unexpired term of the agreements was three years.

If Lake Shore Bancorp and Lake Shore Savings experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the employment agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Change of Control Agreements. Lake Shore Savings has entered into one-year change of control agreements with Reginald S. Corsi, our former Executive Vice President and Chief Operations Officer, and Rachel A. Foley, our Chief Financial Officer. These agreements are guaranteed by Lake Shore Bancorp. The term of these agreements is perpetual until Lake Shore Savings gives notice of non-extension, at which time the term is fixed for one year. Mr. Corsi retired from Lake Shore Savings as of March 18, 2008 and, as a result, the change of control agreement between Lake Shore Savings and Mr. Corsi terminated as of that date.

Generally, Lake Shore Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Lake Shore Savings or Lake Shore Bancorp signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional year. Lake Shore Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Lake Shore Savings’ principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If Lake Shore Bancorp and Lake Shore Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the change of control agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents certain information regarding our equity compensation plans in effect as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders

Stock options	241,546	$11.50	56,016

Restricted stock	66,640	N/A	35,720

Equity compensation plans not approved by security holders	—	—	—
Total	308,186	N/A	91,736

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Beard Miller Company LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Beard Miller Company LLP has audited our financial statements since 2005. Representatives of Beard Miller Company LLP are not expected to attend the annual meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence.

Fees Incurred

The following table presents fees for professional audit services rendered by Beard Miller Company LLP, our independent registered public accounting firm, for the audit of our annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by Beard Miller Company LLP during those periods.

	2007	2006
Audit Fees(1)	$76,527	$71,366
Audit-related fees(2)	13,900	68,698
Tax fees(3)	3,560	—
All other fees(4)	—	8,157

Total	$93,987	$148,221

(1)	Includes professional services rendered for the audit of Lake Shore Bancorp’s annual consolidated financial statements and review of consolidated financial statements contained in Forms 10-Q, including out-of-pocket expenses.
(2)	Audit-related fees in 2006 consisted of professional services associated with Lake Shore Bancorp’s registration statement and other filings with the Securities and Exchange Commission. Audit related fees in 2007 consisted of internal control reviews and accountancy consultations.
(3)	Tax fees in 2007 consisted of professional services associated with Lake Shore Bancorp’s and Lake Shore Savings Bank’s 2005 and 2006 tax returns. No tax fees were incurred in 2006.
(4)	All other fees represented discussions with management regarding Sarbanes-Oxley and discussions on various accounting and Securities and Exchange Commission issues.

Audit Committee Pre-Approval Policy

Consistent with Securities and Exchange Commission and Public Company Accounting Oversight Board requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which, if not pre-approved, are approved by the Audit Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

•

the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of the engagement to be non-audit services; and

•

such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

During the year ended December 31, 2007, the Audit Committee pre-approved 100% of the services performed by our independent registered public accounting firm.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Lake Shore Bancorp’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Lake Shore Bancorp’s results of operations and financial condition. The Audit Committee has discussed significant accounting policies applied by Lake Shore Bancorp in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Lake Shore Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Lake Shore Bancorp and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to Beard Miller Company LLP’s independence from Lake Shore Bancorp. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to Lake Shore Bancorp is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Lake Shore Bancorp and its management.

The Audit Committee discussed with Lake Shore Bancorp’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of Lake Shore Bancorp’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Lake Shore Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has selected, and the Board of Directors has ratified, the selection of Lake Shore Bancorp’s independent registered public accounting firm.

Lake Shore Bancorp, Inc. Audit Committee

Nancy L. Yocum, Chairperson
Michael E. Brunecz
Thomas E. Reed

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND

TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. We are required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2007, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2007 were met.

Transactions with Related Persons

Lake Shore Savings has outstanding loans to its, our and Lake Shore, MHC’s directors and executive officers. These loans: (1) were made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons; and (3) did not involve more than the normal risk of collectability or present other unfavorable features.

It is the written policy of our Board of Directors that a majority of the disinterested members of the entire Board of Directors must approve in advance any extension of credit to any executive officer, director, or principle shareholder and their related interests if the aggregate of all extensions of credit to that insider and his or her related interests exceeds the greater of $25,000 or 5% of Lake Shore Savings’ unimpaired capital and surplus, whichever is greater. The interested party may not participate either directly or indirectly in the voting on such an extension of credit. Prior approval is required, however, for any and all extensions of credit to any insider if the aggregate of all other extensions to that person and their related interests exceeds $500,000, regardless of its percentage of capital.

In addition, pursuant to our Code of Conduct and Ethics, if an officer or director has an interest in a matter or transaction before the Board of Directors, such individual must disclose to the Board of Directors all material nonprivileged information relevant to the Board of Directors’ decision on the matter or transaction, including: (1) the existence, nature and extent of their interest; and (2) the facts known to the individual as to the matter or transaction under consideration. The individual must also refrain from participating in the discussion of the matter or transaction and may not vote on the matter or transaction. In addition to approval by the Board of Directors, such transactions and matters must also be approved by the Nominating and Corporate Governance Committee.

ADDITIONAL INFORMATION

Shareholder Proposals for 2009 Annual Meeting

If you wish to submit proposals to be included in our proxy statement for the 2009 Annual Meeting of Shareholders, we must receive them on or before December 19, 2008, pursuant to proxy soliciting regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

In addition, under our bylaws, any new business to be taken up at the annual meeting must be stated in writing and filed with the secretary of Lake Shore Bancorp at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written proposal may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting so long as the business relates to a proper matter for shareholder action. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 30 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. A shareholder’s notice to the secretary shall set forth as to each such matter the shareholder proposes to bring before the annual meeting (1) a brief description of the proposal desired to be brought; and (2) the name and address of such shareholder and the number of shares of common stock of Lake Shore Bancorp that such shareholder owns of record. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

By Order of the Board of Directors,

Beverley J. Mulkin
Secretary

Dunkirk, New York

April 18, 2008

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

Lake Shore Bancorp, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Lake Shore Bancorp, Inc.

for the Annual Meeting of Shareholders to be held on May 21, 2008.

The undersigned shareholder of Lake Shore Bancorp, Inc. hereby appoints Michael E. Brunecz and Gary W. Winger, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Lake Shore Bancorp, Inc. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m., Eastern Time, on May 21, 2008, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 18, 2008 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed below.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote FOR the nominees named below.	I Will Attend Annual Meeting. ☐ Please Mark Your Choice Like This in Blue or Black Ink. ☒

1. Election of one candidate to serve as Class Two director for a two-year term and three candidates to serve as Class Three directors for a three-year term.

	For	Withhold
Class Two Director:
Paul J. Kolkmeyer	☐	☐
Class Three Directors:
Reginald S. Corsi	☐	☐
James P. Foley, DDS	☐	☐
Daniel P. Reininga	☐	☐

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee’s name(s) in the space provided:

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 18, 2008.

Signature(s)

Dated:

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.